Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 5th day of February, 2008 by and between Penn National Gaming, Inc. (the “Company”) and Tim Wilmott (“Executive”).

WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

1.             Employment.  The Company hereby agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1.          Duties and Responsibilities.  Executive shall serve as the President and Chief Operating Officer of the Company.  Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by Peter M. Carlino or the Board of Directors of the Company (the “Board”).  Executive also agrees to serve as an officer and/or director of any subsidiary of the Company, without additional compensation.  Executive’s principal place of employment shall be in Wyomissing, Pennsylvania.

1.2.          Term.  The initial term of this Agreement (the “Initial Term”) shall begin on February 4, 2008 (the “Commencement Date”) and shall terminate at the close of business on the fifth (5th) anniversary of the Closing Date (as such term is defined in that certain Agreement and Plan of Merger by and among the Company, PNG Acquisition Company Inc., and PNG Merger Sub Inc., dated as of June 15, 2007), unless earlier terminated in accordance with Section 3 hereof.  This Agreement shall automatically renew for additional one-year periods (each, a “Renewal Term” and, together with the Initial Term, the “Employment Term”) unless either party has delivered written notice of non-renewal at least sixty (60) days prior to the start of the next Renewal Term or unless earlier terminated in accordance with Section 3 hereof.

1.3.          Extent of Service.  Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto.

2.             Compensation.  For all services rendered by Executive to the Company, the Company shall compensate Executive as set forth below.

2.1.          Base Salary.  The Company shall pay Executive a base salary (“Base Salary”), commencing on the Commencement Date, at the annual rate of one million two hundred and fifty thousand dollars ($1,250,000), payable in installments at such times as the Company customarily pays its other senior executives (“Peer Executives”).  Executive’s performance and Base Salary shall be reviewed annually and his Base Salary may be increased, but not decreased, at the discretion of the compensation committee of the Board (the “Compensation Committee”).

2.2.          Cash Bonuses.  Executive shall participate in the Company’s incentive compensation plan for senior management as such may be adopted, amended and approved, from time to time, by the Compensation Committee.  Executive’s target bonus for each calendar year shall be determined by the Compensation Committee within ninety (90) days following the start of each calendar year.

2.3.          Other Benefits and Perquisites.  Executive shall be entitled to participate in all other employee benefit plans and programs, including, without limitation, health, vacation and retirement, made available to other Peer Executives, as such plans and programs may be in effect from time to time and subject to the eligibility requirements of the each plan.  Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time, as the Company deems appropriate.  Executive shall be entitled to such other perquisites as are made available generally to other Peer Executives from time to time.

2.4.          Vacation, Sick Leave and Holidays.  Executive shall be entitled in each calendar year to four (4) weeks of paid vacation time.  Each vacation shall be taken by Executive at such time or times as agreed upon by the Company and Executive, and any portion of Executive’s allowable vacation time not used during the calendar year shall be subject to the Company’s payroll policies regarding carryover vacation.  Executive shall be entitled to holiday and sick leave in accordance with the Company’s holiday and other pay for time not worked policies.

2.5.          Life Insurance.  During the Employment Term, the Company will maintain, at its sole cost and expense, a term life insurance policy for Executive with a face value equal to three (3) times Executive’s Base Salary.  Executive shall have the right to name the beneficiary of such term life insurance policy.

2.6.          Reimbursement of Expenses.  Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

3.             Termination.  Executive’s employment may be terminated prior to the end of the Employment Term in accordance with, and subject to the terms and conditions, set forth below.

3.1.          Termination by the Company.

(a)             Without Cause.  The Company may terminate Executive at any time without Cause (as such term is defined in subsection (b) below) upon delivery of written notice to Executive, which notice shall set forth the effective date of such termination.

(b)             With Cause.  The Company may terminate Executive at any time for Cause effective immediately upon delivery of written notice to Executive.  As used herein, the term “Cause” shall mean:

(i)            acts of personal dishonesty, gross negligence or willful misconduct on the part of Executive in the course of, and directly relating to, his employment hereunder;

(ii)           any failure or refusal by Executive to perform in any material respect his duties or responsibilities under this Agreement that is not cured by Executive within ten (10) days after receipt of written notice of such failure or refusal;

(iii)          misappropriation by Executive of any assets or business opportunities of the Company or any of its subsidiaries;

(iv)          any embezzlement or fraud against the Company or any of its affiliates committed by Executive, at his direction, or with his prior personal knowledge;

(v)           a final finding that Executive is disqualified from holding, or not suitable to hold, a casino or other gaming license by a governmental gaming authority in any jurisdiction where Executive is required to be found qualified, suitable or licensed;

(vi)          Executive’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (A) a felony, or (B) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any of its subsidiaries or affiliates or otherwise result  in material injury to the reputation or business of the Company or any of its subsidiaries; or

(vii)         Executive’s breach of any material provision of this Agreement or any other agreement with the Company or its affiliates to which the Executive is a party that is not cured by Executive within ten (10) days after receipt of written notice of such breach.

3.2.          Termination by the Executive.  Executive may voluntarily terminate employment for any reason effective upon sixty (60) days’ prior written notice to the Company, unless the Company waives such notice requirement (in which case the Company shall notify Executive in writing as to the effective date of termination).  The Company and Executive, however, recognize and agree that they mutually agreed upon the term of this Agreement and that Executive is expected to complete fully the Employment Term.

3.3.          Termination for Death or Disability.  In the event of the death or total disability of Executive, this Agreement shall terminate effective as of the date of Executive’s death or total disability.  The term “total disability” shall have the definition set forth in the Company’s Long Term Disability Insurance Policy in effect at the time of such determination.

3.4.          Payments Due Upon Termination.

(a)           Generally.  Upon any termination described in Sections 3.1, 3.2 or 3.3 above or in the event that Executive’s employment is terminated following Executive’s election not to renew this Agreement, Executive shall be entitled to receive any amounts due for Base Salary earned or expenses incurred through the effective date of termination and any benefits accrued or earned on or prior to such date in accordance with the terms of any applicable benefit plans and programs (the “Accrued Obligations”).

(b)           Certain Circumstances.  In the event Executive’s employment with the Company is terminated (A) by the Company without Cause, (B) by Executive for Good Reason (as defined in Section 3.4(e) below), (C) upon the expiration of the Employment Term following the Company’s election not to renew this Agreement, or (D) voluntarily by Executive, within thirty (30) days following the third (3rd) anniversary of the Commencement Date, in the event that Executive is not appointed as the Chief Executive Officer of the Company prior to such anniversary, Executive shall be entitled to receive the following in lieu of any other severance provided under any other plan or agreement:

(i)            During the twelve (12) month period immediately following such termination (the “Severance Period”), Executive shall receive a monthly payment equal to one and a half (1.5) times the sum of (A) Executive’s monthly Base Salary at the highest rate in effect for Executive during the twenty-four (24) month period immediately preceding the effective date of termination and (B) Executive’s monthly bonus value (determined by dividing the highest amount of annual cash bonus compensation paid to Executive in respect of either the first or second full calendar year immediately preceding the effective date of termination (or, in the event that such termination occurs prior to the payment of any annual bonus, the target bonus for the year of termination as determined by the Compensation Committee in accordance with Section 2.2 herein) divided by twelve).  Each installment of the payments due pursuant to this Section 3.4(b)(i) shall be deemed to be a separate payment for purposes of Section 409A of the Code; and

(ii)           Executive shall continue to receive the health benefits coverage in effect on the effective date of termination (or as the same may be changed from time to time for Peer Executives) for Executive and, if any, Executive’s spouse and dependents until the earlier of (A) the third (3rd) anniversary of such termination of employment, or (B) the date on which Executive accepts employment with or provides service to, in any capacity, any other business or entity (the earlier of (A) and (B) being, the “Benefits Expiration Date”).  Following the Benefits Expiration Date, Executive and, if any, Executive’s spouse and dependents shall be permitted to participate in the Company’s group health insurance plan (as may be in effect from time to time) at Executive’s sole expense for the remainder of Executive’s life (the “Life Coverage Period”).  Notwithstanding anything in the previous sentence to the contrary, if, during the Life Coverage Period, (x) Executive engages in any of the activities described in Sections 5, 6(b) or 7 herein, or (y) Executive accepts employment with or provides service to, in any capacity, any other business or entity, the entitlement of Executive and his then-eligible dependents (including his spouse) to participate in the Company’s group health insurance plan shall terminate automatically, without any further action or notice by either party, subject to COBRA rights, which shall commence on the date of Executive’s termination of employment.  Additionally, in the event that Executive becomes eligible for Medicare coverage, the Company’s group health insurance plan shall become secondary to Medicare.

(c)             Disability.  In the event Executive’s employment with the Company is terminated due to a “total disability”, Executive shall be entitled to receive, in lieu of any other severance provided under any other plan or agreement, (i) the greater of (A) during the remainder of the Employment Term, a monthly payment equal to sixty percent (60%) of Executive’s monthly Base Salary at the highest rate in effect for Executive during the twenty-four (24) month period immediately preceding the effective date of termination, and (B) the payments set forth in Section 3.4(b)(i) above, and (ii) the benefits set forth in Section 3.4(b)(ii) above.

(d)             Upon a termination of Executive’s employment for any reason, except as otherwise provided in this Section 3.4, or Section 9, no other payments or benefits shall be due under this Agreement to Executive.

(e)             For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the Executive’s written consent, that the Company fails to cure within ten (10) days after receiving written notice thereof from Executive: (i) assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or inconsistent with Executive’s legal or fiduciary obligations; (ii) any reduction in Executive’s compensation or substantial reduction in Executive’s benefits taken as a whole; or (iii) breach of any material term of this Agreement by the Company.

(f)              Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Section 3.4(b) or (c) (other than the Accrued Obligations), Executive shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company and its affiliates and related parties in substantially the form attached hereto as Exhibit A, and any waiting periods contained in such release shall have expired.  In the event that Executive fails to execute a customary general release in favor of the Company and its affiliates and related parties on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to Section 3.4(b) (other than the Accrued Obligations).  For purposes of this Agreement, “Release Expiration Date” shall mean the date which is twenty-one (21) days following the Executive’s termination of employment, or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date which is forty-five (45) days following the Executive’s termination of employment.

(g)             Notwithstanding the foregoing, the payments and benefits described in Section 3.4(b) (other than the Accrued Obligations) shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of Sections 5, 6, 7 or 8 hereof.

3.5.          Notice of Termination.  Any termination of Executive’s employment shall be communicated by a written notice of termination delivered within the time period specified in this Section 3.  The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

4.             No Conflicts of Interest.  Executive agrees that throughout the period of Executive’s employment hereunder or otherwise, Executive will not perform any activities or services, or accept other employment that would materially interfere with or present a conflict of interest concerning Executive’s employment with the Company.  Executive agrees and acknowledges that Executive’s employment by the Company is conditioned upon Executive adhering to and complying with the business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual or similar publication.  Executive represents and warrants that no other contract, agreement or understanding to which Executive is a party or may be subject will be violated by the execution of this Agreement by Executive.

5.             Confidentiality.  At any time during and after the end of the term of this Agreement, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose to or use for the benefit of any third party any Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, business strategies, identity of acquisition or growth targets, marketing plans, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company or any of its affiliates, or (ii) that the Company or its affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its affiliates, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Executive of this Section 5.

6.             Non-Competition.

(a)           As used herein, the term “Restriction Period” shall mean the period commencing on the date that Executive’s employment with the Company is terminated and ending on the date which is twelve (12) months thereafter.

(b)           During Executive’s employment by the Company and for the duration of the Restriction Period thereafter, Executive shall not, except with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, Executive, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise which owns or operates a gaming or pari-mutuel facility located within the United States of America or any other country in which any gaming or pari-mutuel facility is owned or operated by the Company or any of its affiliates, as of the date of termination.

(c)           The foregoing restrictions shall not be construed to prohibit Executive’s ownership of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(d)           Executive acknowledges that the covenants contained in Sections 5 through 8 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and, in particular, that the duration and geographic scope of such covenants are reasonable given the nature of this Agreement and the position that Executive will hold within the Company.  Executive further agrees to disclose the existence and terms of such covenants to any employer that Executive works for during the Restriction Period.

7.             Non-Solicitation.  During Executive’s employment by the Company and for a period of twelve (12) months thereafter, Executive will not, except with the prior written consent of the Company, (i) directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within a six month period prior to such solicitation or hiring, an executive or management employee of the Company or any of its affiliates for any position as an employee, independent contractor, consultant or otherwise or (ii) divert or attempt to divert any existing business of the Company or any of its affiliates.

8.             Works for Hire.  Executive agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Employment Term, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of Confidential Information and/or resources of the Company or any of its affiliates or in consultation with personnel of the Company or any of its affiliates (collectively referred to as “Developments”).  Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company.  Executive agrees to assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned.  Executive hereby irrevocably designates and appoints the Company and his agents as attorneys-in-fact to act for and on Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive.  In addition, and not in contravention of any of the foregoing, Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC Sec. 101).  To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.”  To the extent Executive retains any such moral rights under applicable law, Executive hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law.  Executive will confirm any such waivers and consents from time to time as requested by the Company.

9.             Change of Control.

9.1.          Consideration

(a)             Change of Control.  In the event of a Change of Control (as defined below) and either (i) Executive is terminated without Cause within twelve (12) months after the effective date of the Change in Control, or (ii) Executive resigns for Good Reason within twelve (12) months after the effective date of the Change in Control, Executive shall be entitled to receive a lump-sum cash payment in an amount equal to two (2) times the sum of (i) the highest annual rate of Base Salary in effect for Executive during the twenty-four (24) month period immediately preceding the effective date of the Change in Control, and (ii) the highest amount of annual cash bonus compensation paid to Executive in respect of either the first or second full calendar year immediately preceding the date of termination (or, in the event that such termination occurs prior to the payment of any annual cash bonus compensation, the target bonus for the year of termination as determined by the Compensation Committee in accordance with Section 2.2 herein), payable within ten (10) days of such termination.

(b)             Restrictive Provisions.  As consideration for the foregoing payments, Executive agrees not to challenge the enforceability of any of the restrictions contained in Sections 5, 6, 7 or 8 of this Agreement upon or after the occurrence of a Change of Control.

9.2.          Certain Other Terms.

(a)             In the event payments are being made to Executive under this Section 9, no payments shall be due under Section 3.4(b)(i) of this Agreement.  For the avoidance of doubt, Executive shall be entitled to the benefits set forth in Section 3.4(b)(ii) of this Agreement upon a termination pursuant to Section 9.1(a) herein.

(b)             Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Section 9.1, Executive shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company and its affiliates and related parties in substantially the form attached hereto as Exhibit A, and any waiting periods contained in such release shall have expired.  In the event that Executive fails to execute a customary general release in favor of the Company and its affiliates and related parties on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to Section 9.1.

9.3.          Defined Terms.

(a)             Change of Control.  Change in Control shall mean (i) prior to an initial public offering of any class of the Company’s securities registered under the Securities Act of 1933 pursuant to an effective registration statement (an “IPO”), the sale or disposition, in one or a series of related transactions, of the voting stock of the Company, as a result of which Centerbridge Partners, L.P., Fortress Investment Group LLC and their respective affiliates (the “Investors”) (either directly or indirectly) hold less than fifty percent (50%) of the total voting power of the voting stock of the Company (other than pursuant to an IPO); (ii) on or following an IPO, the sale or disposition, in one or a series of related transactions, of the voting stock of the Company, as a result of which the Investors (either directly or indirectly) (A) are collectively no longer the single largest holder of voting stock of the Company, or (B) hold less than twenty percent (20%) of the total voting power of the voting stock of the Company; or (iii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Investors.  For the avoidance of doubt, an IPO shall not by itself result in a Change in Control for purposes of this Agreement unless, immediately following the IPO, the Investors (either directly or indirectly) (A) are collectively no longer the single largest holder of voting stock of the Company, or (B) hold less than twenty percent (20%) of the total voting power of the voting stock of the Company.  Additionally, the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company, PNG Acquisition Company Inc. and PNG Merger Sub Inc., dated as of June 15, 2007 shall not constitute a Change in Control for purposes of this Agreement.

10.           Document Surrender.  Upon the termination of Executive’s employment for any reason, Executive shall immediately surrender and deliver to the

Company all documents, correspondence and any other information, of any type whatsoever, from the Company or any of its agents, servants, employees, suppliers, and existing or potential customers, that came into Executive’s possession by any means whatsoever, during the course of employment (whether or not such documents contain Confidential Information).

11.           Representations and Warranties of Executive.

11.1.        Executive represents and warrants to the Company that:

(a)             Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)             Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation or other similar covenant or agreement by which he is or may be bound; and

(c)             in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

13.           Jurisdiction.  The parties hereby irrevocably consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the state or federal courts having jurisdiction for matters arising in Wyomissing, Pennsylvania, which shall be the exclusive and only proper forum for adjudicating such a claim.

14.           Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

                Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Fax:  (610) 376-2842

Attention:  Peter Carlino, Chief Executive Officer

If to Executive, to:

                Tim Wilmott
c/o Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Fax:  (610) 376-2842

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

15.           Contents of Agreement; Amendment and Assignment.

15.1.        This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings with respect to thereto.  This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the party against which it is to be enforced.

15.2.        Executive may not assign any of his rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets or otherwise.

16.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.  In addition, if any court determines that any part of Sections 5, 6 7 or 8 hereof is unenforceable because of its duration, geographical scope or otherwise, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

17.           Remedies.

17.1.        No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.

17.2.        No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17.3.        Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Executive and that the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach, in addition to all other remedies available at law or equity to the Company.

18.           Construction.  This Agreement is the result of thoughtful negotiations and reflects an arms’ length bargain between two sophisticated parties, each represented by counsel.  The parties agree that, if this Agreement requires interpretation, neither party should be considered “the drafter” nor be entitled to any presumption that ambiguities are to be resolved in his or her favor.

19.           Beneficiaries/References.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

20.         Delay in Payment.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” as determined pursuant to Section 409A of the Code, and its implementing regulations (“Section 409A”) as of the date of Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting Executive to additional tax, interest or penalties under Section 409A, then any such payment and/or which is payable during the first six months following Executive’s “separation from service” shall be paid or provided to Executive in a cash lump-sum on the first business day of the seventh calendar month immediately following the month in which Executive’s “separation from service” occurs.  In addition, any payments or benefits due hereunder upon a termination of Executive’s employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to Executive (or his estate) upon a “separation from service” as defined in Section 409A.  Finally, for the purposes of this Agreement, amounts payable under Section 3 and/or Section 9 hereof shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 - A-6.

21.           Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes, as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

22.           Regulatory Compliance.  The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Executive hereunder.

23.           Survival of Operative Sections.  Upon any termination of Executive’s employment, the provisions of Section 3, Section 5 through Section 8, and Section 10 through Section 23 of this Agreement (together with any related definitions set forth herein) shall survive to the extent necessary to give effect to the provisions thereof.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

PENN NATIONAL GAMING, INC.

By:	/s/ Peter M. Carlino
Name:	Peter M. Carlino
Title:	Chairman and Chief Executive Officer

EXECUTIVE

/s/ Tim Wilmott
Tim Wilmott

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”), dated as of               , 20    , confirms the following understandings and agreements between Penn National Gaming, Inc. (the “Company”) and Tim Wilmott (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth in the that certain Employment Agreement between you and the Company, dated as of February     , 2008 (the “Employment Agreement”), as well as any promises set forth in this Release, you and the Company agree as follows:

1.             Opportunity for Review and Revocation.  You have twenty-one (21) days to review and consider this Release.  Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution, during which time you may revoke your acceptance of this Release by notifying                                     , in writing.  To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day following its execution.  Provided that the Release is executed and you do not revoke it, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Effective Date”).  In the event of your revocation of this Release pursuant to this Section 1, this Release will be null and void and of no effect, and the Company will have no obligations hereunder.

2.             Release and Waiver of Claims.

(a)             As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)             For and in consideration of the payments and benefits described in the Section 3.4(b) or Section 9.1 of the Employment Agreement, and other good and valuable consideration (the “Consideration”), you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company, the “Group”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

(c)             You acknowledge and agree that as of the Effective Date, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d)             You specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(e)             Notwithstanding any provision of this Release to the contrary, by executing this Release, you are not releasing any claims relating to: (i) your rights with respect to the Consideration, and (ii) any indemnification rights you may have as a former officer or director of the Company or its subsidiaries in accordance with the Company’s or such subsidiary’s bylaws, as the case may be.

3.             Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you:

(a)             Are able to read the language, and understand the meaning and effect, of this Release;

(b)             Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Release or its terms, and that your not acting under the influence of any medication, drug or chemical of any type in entering into this Release;

(c)             Are specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay you the Consideration.  The Company has agreed to provide the Consideration because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Release;

(d)             Understand that, by entering into this Release, you do not waive rights or claims under ADEA that may arise after the Effective Date;

(e)             Had or could have had 21 calendar days in which to review and consider this Release;

(f)              Were advised to consult with your attorney regarding the terms and effect of this Release; and

(g)             Have signed this Release knowingly and voluntarily.

4.             No Suit.  You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any complaints or lawsuits arising out of your employment, or any other matter arising on or prior to the date hereof.

5.             Successors and Assigns.  The provisions hereof shall enure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

6.             Severability.  If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

7.             Non-Disparagement.  You agree that you will make no disparaging or defamatory comments regarding the Company in any respect or make any comments concerning any aspect of your relationship with the Company or the conduct or events which precipitated your termination of employment from the Company.  Your obligations under this Section 7 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

8.             Non-Admission.  Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of you or the Company.

9.             Governing Law.  This Release shall be governed by and construed in accordance with Federal law and the laws of the Commonwealth of Pennsylvania, applicable to releases made and to be performed in that Commonwealth.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

TIM WILMOTT